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FACTUAL DATA CORP.
5200 Hahns Peak Drive
Loveland, CO 80538

CONTACT:
Daena Lee
Factual Data Corp.
(970) 663-5700

FOR RELEASE ON:
May 1, 2001


                      FACTUAL DATA EXTENDS EXERCISE PERIOD
                                 OF ITS WARRANTS

LOVELAND, Colo., May 1, 2001...Factual Data Corp., (Nasdaq: FDCC, FDCCW), www.factualdata.com, a leading e-business provider of information solutions to businesses, government sponsored enterprises and individuals nationwide, announced today that its Board of Directors had extended the expiration date of the Company's warrants to June 30, 2001.

J.H. Donnan, Chief Executive Officer, said that this action was taken because poor market conditions and the Company's belief that warrantholders should have the benefit of reviewing and considering the Company's first quarter results. These results will be contained in the Company's first quarter report on Form 10-Q and will be filed on or before May 14, 2001. The warrants were set to expire on May 12, 2001.

This release is not intended to be an offer to sell securities or the solicitation of an offer to buy securities. Any such offers or solicitations to buy will only be made pursuant to an effective SEC registration statement and current prospectus.

Factual Data Corp. is a Colorado-based e-business provider of information services to the mortgage and consumer lending industries, employers, landlords and other business customers located throughout the United States. The company markets its services through its website, www.factualdata.com, and nationally through offices located in most major metropolitan areas. Factual Data's common stock and warrants trade on the NASDAQ National Market under the symbols FDCC and FDCCW. For more information visit www.factualdata.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in interest rates; the effectiveness of the company's marketing campaign; the response of the mortgage industry; strength of market demand for the company's services; the effects of seasonality in the housing market; competition; the success of the company's consolidation plan; the company's ability to manage growth; and the company's ability to successfully develop and market new report services.

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